Employee shareholders - we need your vote!

Many CUNA Mutual Group employees own MEMBERS Mutual Funds. Recently, all shareholders including CUNA Mutual employees who hold these securities were sent a proxy statement requesting a vote on, among other things, issues related to the joint venture with Madison Investment Advisors. If you received these materials and have not yet responded, we need your vote! After careful consideration, the Board of Trustees of the Funds recommends that shareholders of each Fund vote "FOR" each proposal.

You can vote by following the instructions on the materials you received or call our voting tabulator, Computershare, toll-free at 1-888-916-1750. Representatives are available Monday through Friday from 8:00 am to 10:00 pm, and on Saturday from 11:00 am to 5:00 pm, Central Time.

Please provide your voting instructions as soon as possible. Voting instructions must be received on, or before, the shareholder meeting on June 25th. Your vote is important no matter how many shares you own!